                                                                     EXHIBIT 2.9




                            STOCK PURCHASE AGREEMENT

                                      AMONG

                               LONE STAR MUD, INC.

                                       AND

                                  MARK CAMPBELL



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                                TABLE OF CONTENTS
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                                                              ARTICLE I
                                                  POST CLOSING ACTION AND COVENANTS


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   SECTION 1.1   The Stock Purchase...............................................................................1

   SECTION 1.2   Stock Purchase Consideration.....................................................................1

   SECTION 1.3   No Further Ownership Rights in TFI Common Stock..................................................1

   SECTION 1.4   Closing..........................................................................................1

   SECTION 1.5   Calculation of Working Capital...................................................................1

                                                             ARTICLE II
                                            REPRESENTATIONS AND WARRANTIES OF LONE STAR


   SECTION 2.1   Organization, Standing and Power.................................................................2

   SECTION 2.2   Authority; Non-Contravention.....................................................................2

   SECTION 2.3   Investment Representation........................................................................3

   SECTION 2.4   Brokers..........................................................................................3

                                                            ARTICLE III
                                            REPRESENTATIONS AND WARRANTIES OF LONE STAR


   SECTION 3.1   Organization, Standing and Power.................................................................3

   SECTION 3.2   Capital Structure of TFI.........................................................................3

   SECTION 3.3   Ownership of TFI Common Stock....................................................................3

   SECTION 3.4   Authority; Non-Contravention.....................................................................3

   SECTION 3.5   Financial Statements.............................................................................4

   SECTION 3.6   Absence of Material Adverse Change...............................................................4

   SECTION 3.7   Taxes............................................................................................4

   SECTION 3.8   Real and Personal Property; Title Thereto........................................................5

   SECTION 3.9   Accounts Receivable..............................................................................5

   SECTION 3.10  Liabilities......................................................................................5

   SECTION 3.11  Insurance........................................................................................5

   SECTION 3.12  Contracts and Other Agreements...................................................................5

   SECTION 3.13  Records..........................................................................................5

   SECTION 3.14  Transactions with Affiliates.....................................................................5

   SECTION 3.15  Employee Benefit Plans; Employment Agreements....................................................5

   SECTION 3.16  Labor Matters....................................................................................6

   SECTION 3.17  Environmental Matters............................................................................6




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

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   SECTION 3.18 Litigation........................................................................................7

   SECTION 3.19 Governmental Licenses and Permits; Compliance with Law............................................7

   SECTION 3.20 Brokers...........................................................................................8

   SECTION 3.21 Bank Accounts.....................................................................................8

   SECTION 3.22 Distributions to Stockholders of TFI..............................................................8

   SECTION 3.23 Workers'Compensation Claims.......................................................................8

                                                            ARTICLE IV
                                                       ADDITIONAL AGREEMENTS

   SECTION 4.1  Fees and Expenses.................................................................................8

   SECTION 4.2  Reasonable Best Efforts...........................................................................8

   SECTION 4.3  M Campbell Indemnification........................................................................8

   SECTION 4.4  Lone Star Indemnification.........................................................................8

   SECTION 4.5  Limitation on Indemnification Obligations.........................................................9

   SECTION 4.6  Employee Benefits.................................................................................9

                                                             ARTICLE V
                                            CONDITIONS PRECEDENT TO THE STOCK PURCHASE


   SECTION 5.1  Conditions to Each Party's Obligation to Effect the Stock Purchase................................9

   SECTION 5.2  Conditions to Obligation of Shareholder to Effect the Stock Purchase..............................9

   SECTION 5.3  Conditions to Obligations of Lone Star to Effect the Stock Purchase..............................11

                                                            ARTICLE VI
                                                        GENERAL PROVISIONS


   SECTION 6.1  Notices..........................................................................................12

   SECTION 6.2  Interpretation...................................................................................13

   SECTION 6.3  Counterparts.....................................................................................13

   SECTION 6.4  Entire Agreement; No Third-Party Beneficiaries...................................................13

   SECTION 6.5  Governing Law....................................................................................14

   SECTION 6.6  Assignment.......................................................................................14

   SECTION 6.7  Severability.....................................................................................14

   SECTION 6.8  Enforcement of This Agreement....................................................................14


EXHIBIT A       Non-Competition Agreement - Mark Campbell
EXHIBIT B       Employment Agreement - Mark Campbell
EXHIBIT C       Form of Non-Competition Agreement - Key Employees

                            STOCK PURCHASE AGREEMENT


              STOCK PURCHASE AGREEMENT, dated as of September ___, 1998 (this "Agreement"), among LONE STAR MUD, INC., a Texas corporation ("Lone Star") wholly-owned by Patterson Energy, Inc., a Delaware corporation ("PEC"), and Mark Campbell (referred to herein as "M Campbell" or "Shareholder").


                                   WITNESSETH:

              WHEREAS, M Campbell owns (beneficially and of record) all of the outstanding common stock, par value $1.00 per share ("TFI Common Stock") of TEJAS FLUIDS, INC., a Texas corporation ("TFI"); and

              WHEREAS, Lone Star desires to purchase, and Shareholder desires to sell, all of the outstanding TFI Common Stock (the "Stock Purchase") for the consideration set forth and provided for herein; and

              WHEREAS, Lone Star, on the one hand, and Shareholder, on the other, desire to make certain representations, warranties and agreements in connection with the Stock Purchase.

              NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:


                                    ARTICLE I

                               THE STOCK PURCHASE

              SECTION 1.1 The Stock Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below) provided herein, Lone Star shall purchase from Shareholder, and Shareholder shall sell to Lone Star, all of the outstanding shares of TFI Common Stock.

              SECTION 1.2 Stock Purchase Consideration. Lone Star agrees to pay a total of $3.5 million in cash, subject to possible post-closing adjustment, if any, pursuant to Section 1.6 (the "Stock Purchase Consideration"), to Shareholder as consideration for the Stock Purchase.

              SECTION 1.3 No Further Ownership Rights in TFI Common Stock. The Stock Purchase Consideration, when paid at Closing in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all ownership rights pertaining to the outstanding shares of TFI Common Stock.

              SECTION 1.4 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Lone Star in Midland, Texas at 10:00 a.m. local time, on the date of this Agreement or at such other time and place as Lone Star and Shareholder shall agree.

              SECTION 1.5 Calculation of Working Capital. Within 60 days after the Closing, Lone Star will prepare and present to Shareholder a calculation of the Net Working Capital (defined below) of TFI as of the Closing (the "Working Capital Calculation"). The parties agree that the Working Capital Calculation shall be prepared so that it presents fairly the Net Working Capital of TFI as of the Closing using practices and procedures consistent with the preparation of the TFI Financial Statements (defined below). Shareholder and an independent certified public accountant selected and retained by Shareholder (the "Shareholder's Auditor") shall have the right to review and copy, promptly upon request, the work papers of Lone Star and/or its accountants utilized in preparing the Working Capital Calculation for purposes of verifying the accuracy thereof. The Working Capital Calculation shall be binding upon the parties unless shareholder gives written notice of disagreement with any of the values or amounts contained therein to Lone Star within 15 business days after receipt of the working Capital Calculation and the work papers, specifying in reasonable detail the nature and extent of such disagreement. If Lone Star and Shareholder are unable to resolve any such disagreement within such period, the disagreement shall be referred for final determination to an independent accounting firm of national reputation mutually selected by Shareholder and Lone Star (the "Selected Firm"), and the resolution of that disagreement (the "Disagreement") shall be final and binding upon the parties for purposes of this Agreement. The working Capital Calculation as finally agreed to or determined by the Selected Firm is referred to herein as the "Final Working Capital Calculation." The fees and disbursements incurred in the preparation of the Working capital Calculation, other than the expense of Shareholder's Auditor and of the Selected Firm, shall be paid by Lone Star. Shareholder shall pay the fees and disbursements of Shareholder's auditor, while the fees and disbursements of the Selected firm, if any, shall be paid by the non-prevailing party in the Disagreement. For purposes of this Agreement, "Net Working capital" means, as of the Closing, the amount by which (a) the current assets of TFI (exclusive of the $300,000 to be used to fund annuities for, and to pay bonuses to, certain TFI employees) on the close of business on the last business day immediately preceding the Closing (the "Determination Date") exceed
9b) the current liabilities of TFI on the Determination Date, with the current assets and current liabilities to be as determined in accordance with accrual tax basis accounting consistently applied.

              SECTION 1.6 Post Closing Stock Purchase Adjustment. If the Net Working Capital of TFI as of the Determination Date as set forth in the Final Working capital Calculation is less than $500,000, then within five business days after the determination of the Final Working Capital Calculation, Shareholder shall reimburse to Lone Star the amount of such shortfall in cash in immediately available funds by wire transfer to a bank account designated in writing by Lone Star prior to the due date thereof.


                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF LONE STAR

              Lone Star represents and warrants to Shareholder as follows:

              SECTION 2.1 Organization, Standing and Power. Lone Star (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to carry on its business as now being conducted, and (ii) is in good standing in each jurisdiction where the character of its business owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate, have a Material Adverse Effect on Lone Star. "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Lone Star or TFI, any change or effect that is or, so far as can reasonably be determined, is likely to be materially adverse to the assets, properties, condition (financial or otherwise), business or results of operations of Lone Star or TFI, as the case may be.

              SECTION 2.2 Authority; Non-Contravention. Lone Star has all requisite power and authority to enter into this Agreement and to consummate the Stock Purchase. The execution and delivery by Lone Star of this Agreement and the consummation by Lone Star of the Stock Purchase have been duly authorized by all necessary corporate action on the part of Lone Star. This Agreement has been duly executed and delivered by Lone Star and (assuming the valid authorization, execution and delivery of this Agreement by Shareholder) constitutes a valid and binding obligation of Lone Star enforceable against Lone Star in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not or will not, as the case may be, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Lone Star under, any provision of (i) the Articles of Incorporation or Bylaws of Lone Star, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Lone Star, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lone Star or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate,

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would not have a Material Adverse Effect on Lone Star, materially impair the ability of Lone Star to perform its obligations hereunder or prevent consummation of the transaction contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Lone Star in connection with the exercise and delivery of this Agreement by Lone Star or is necessary for the consummation by Lone Star of the Stock Purchase or any other transaction contemplated by this Agreement.

              SECTION 2.3 Investment Representation. Lone Star is acquiring the TFI Common Stock for investment solely for its own account and not with a view to, or for resale in connection with, any distribution thereof and acknowledges that Shareholder is relying upon the bona fide nature of the investment intent of Lone Star as set forth herein. Lone Star further acknowledges that the TFI Common Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and has not been qualified under applicable state securities laws and that any subsequent disposition thereof must be registered under the Securities Act and qualified under applicable state securities laws or be exempt from such registration and qualification. Lone Star is aware that no trading market exists for the TFI Common Stock. Lone Star has the ability to bear the economic risk of investment in the TFI Common Stock, including a complete loss of the investment.

              SECTION 2.4 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lone Star.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF M CAMPBELL

              M Campbell represents and warrants to Lone Star as follows:

              SECTION 3.1 Organization, Standing and Power. TFI (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to carry on its business as now being conducted, (ii) is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually, or in the aggregate, have a Material Adverse Effect on TFI. TFI has no subsidiaries.

              SECTION 3.2 Capital Structure of TFI. The authorized capital stock of TFI consists of 100,000 shares of common stock with a par value of $1.00 per share, of which 1,000 shares are issued and outstanding. All of the TFI Common Stock are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. There are no options, warrants, rights, commitments, agreements, arrangements or undertakings of any kind to which TFI is a party or by which it is bound obligating TFI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of TFI.

              SECTION 3.3 Ownership of TFI Common Stock. All of the issued and outstanding shares of capital stock of TFI are owned of record and beneficially by M Campbell, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Liens (as defined below in this Section), options, warrants, purchase rights, contracts, commitments, equities, claims and demands. M Campbell is not party to
(i) any option, warrant, purchase right, or other contract or commitment that could require him to sell, transfer, or otherwise dispose of any TFI Common Stock (other than pursuant to this Agreement) or (ii) any voting trust, proxy, or other agreement or understanding with respect to the TFI Common Stock. For purposes of this Agreement "Liens" means liens, mortgages, pledges, security interests and encumbrances.

              SECTION 3.4 Authority; Non-Contravention. Shareholder has all requisite power and authority to enter into this Agreement and to consummate the Stock Purchase. This Agreement has been duly executed and delivered by Shareholder and (assuming the valid authorization, execution and delivery of this Agreement by Lone Star ) constitutes a valid and binding obligation of Shareholder enforceable against him in


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




accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding or at law). The execution and delivery of this Agreement do not, and the consummation of the Stock Purchase and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of TFI under, any provision of (i) the Articles of Incorporation or Bylaws of TFI (true and complete copies of which as of the date hereof have been delivered to Lone
Star), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Shareholder or TFI, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Shareholder or TFI or any of the respective properties or assets of Shareholder or TFI, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, Liens or losses that, individually or in the aggregate, would not have a Material Adverse Effect on TFI, materially impair the ability of Shareholder to perform his obligations hereunder or prevent the consummation of the Stock Purchase. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Shareholder or TFI in connection with the execution and delivery of this Agreement by Shareholder or is necessary for the consummation by Shareholder of the Stock Purchase or any other transaction contemplated by this Agreement.

              SECTION 3.5 Financial Statements. Included in Section 3.5 of the disclosure schedules attached to this Agreement (the "M Campbell Disclosure Schedule") are the following unaudited financial statements (collectively, the "TFI Financial Statements") of TFI; (i) balance sheet as of September 15, 1998; and (ii) statement of income for the six and one-half month period ended September 15, 1998.

              Except as may be set forth in Section 3.5 of the M Campbell Disclosure Schedule, the TFI Financial Statements (a) are complete and correct in all material respects, (b) have been prepared in conformity with accrual tax basis accounting consistently applied, and (c) present fairly the financial condition of TFI at the date presented and the results of operations of TFI for the period then ended. There does not, and there will not be at Closing, exist any fact, event, condition or claim known to Shareholder which would cause a Material Adverse Change in the TFI Financial Statements as presented other than as set forth therein.

              SECTION 3.6 Absence of Material Adverse Change. Except as otherwise set forth in Section 3.6 of the M Campbell Disclosure Schedule, there has not been any Material Adverse Change with respect to TFI since September 15, 1998.

              SECTION 3.7 Taxes. Except as otherwise set forth in Section 3.7 of the M Campbell Disclosure Schedule: (i) all Tax Returns required to be filed by TFI have been filed or extensions have been validly obtained; (ii) Tax Returns referred to in clause (i) are true and correct in all material respects and have been completed in all material respects in accordance with applicable law; (iii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been timely paid or extensions have been duly obtained or such taxes have been adequately provided for on TFI's balance sheet or are being timely and properly contested; (iv) TFI has not waived any statute of limitations in respect of Taxes of TFI; (v) neither M Campbell nor TFI has received notice that the Internal Revenue Service or any other taxing authority has asserted against TFI any deficiency in Taxes or claims for additional Taxes in connection with any tax period; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) by a taxing authority have been paid in full or adequately provided for on TFI's balance sheet or are being timely and properly contested; and (vii) TFI has made available to Lone Star correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by TFI for the prior six years. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer, severance or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

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              SECTION 3.8 Real and Personal Property; Title Thereto. Set forth in Section 3.8 of the M Campbell Disclosure Schedule is a complete and accurate schedule of (a) all real and personal property owned by TFI having an individual fair market value in excess of $5,000, and (b) any real or personal property held by TFI under lease. Except as set forth in Section 3.8 of the M Campbell Disclosure Schedule, TFI has good and, with respect to real property, indefeasible title to all of such real property and personal property, subject to no Liens except for (i) Liens for taxes not yet delinquent or the validity of which is being contested in good faith, and (ii) any Liens arising by operation of law securing obligations not yet overdue. Any real or personal property held by TFI under lease is held under valid and enforceable leases which will continue in full force and effect immediately after the Closing Date; TFI is not in default with respect to any such lease.

              SECTION 3.9 Accounts Receivable. Set forth in Section 3.9 of the M Campbell Disclosure Schedule is a complete and accurate schedule of the accounts receivable of TFI as of September 15, 1998, as reflected in the balance sheet as of that date included in the TFI Financial Statements, together with an accurate aging of those accounts. To the knowledge of Shareholder, the accounts described in Section 3.9 have been collected in full or are valid obligations owing to TFI. Except as set forth in Section 3.9 of the M Campbell Disclosure Schedule, Shareholder has no knowledge of any notice from any account debtor on such accounts indicating such account debtor will not pay such accounts (to the extent not yet collected).

              SECTION 3.10 Liabilities. There are no liabilities of TFI of any kind, whether contingent or fixed, other than (i) liabilities disclosed or provided for in the balance sheet of TFI as of September 15, 1998, included in the Lone Star Financial Statements or disclosed in Section 3.10 of the M Campbell Disclosure Schedule, or (ii) liabilities incurred in the ordinary course of business since September 15, 1998, none of which, either individually or in the aggregate, may be reasonably expected to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of TFI.

              SECTION 3.11 Insurance. Set forth in Section 3.11 of the M Campbell Disclosure Schedule is a complete list of all policies of fire and extended coverage, liability, worker compensation and other forms of similar insurance or indemnity bonds held by TFI for which all premiums have been paid. There are no claims pending under any of such policies. To the knowledge of TFI, TFI is not in default in any material respect with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion, which failure would materially adversely affect the condition (financial or otherwise), results of operations, assets, liabilities or business of TFI.

              SECTION 3.12 Contracts and Other Agreements. Except as disclosed on Section 3.12 of the M Campbell Disclosure Schedule, TFI is not a party to or bound by any written or oral (i) employment, agency, consulting or similar contract which cannot be terminated upon 30 days' notice without liability to TFI, as the case may be, (ii) lease, whether as lessor or lessee, with respect to any real or personal property, (iii) contract or commitment involving more than $5,000 a year, other than contracts with TFI's drilling fluids customers in the ordinary course of business; (iv) credit agreements; (v) guarantee, suretyship, indemnification or contribution agreement, or (vi) other contracts not made in the ordinary course of business.

              SECTION 3.13 Records. The minute books of TFI contain true and complete records in all material respects of all actions taken at any meetings of TFI's shareholders or Board of Directors and of all written consents executed in lieu of holding of any such meeting.

              SECTION 3.14 Transactions with Affiliates. Except as otherwise set forth in 3.14 of the M Campbell Disclosure Schedule, no Affiliate (as hereinafter defined) has any direct or indirect interest in or owns directly or indirectly any asset or right used in the conduct of the business of TFI or is party to any contract, lease, agreement, arrangement or commitment used in such business.

              "Affiliate" as used in this Section 3.14 means a person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, TFI. For purposes of this definition, the officers, directors and stockholders of TFI shall be deemed Affiliates.

              SECTION 3.15 Employee Benefit Plans; Employment Agreements. With respect to all the employee benefit plans, programs and arrangements of TFI maintained for the benefit of any current or former employee, officer or director of TFI (collectively, the "TFI Plans"), except as would not, individually or in the aggregate, have a Material Adverse Effect on
TFI: (i) none of the TFI Plans is a multi-employer plan within the meaning of ERISA; (ii) none of the TFI Plans promises or provides retiree medical or life insurance benefits to any person, except as otherwise required by law; (iii) each TFI Plan intended to be qualified under Section 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such TFI Plan;
(iv) each TFI Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; and (v) TFI has not incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any TFI Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability. The aggregate accumulated benefit obligations of any TFI Plan subject to Title IV of ERISA do not exceed the fair market value of the assets of such TFI Plan. Except as set forth in Section 3.15 of the M Campbell Disclosure Schedule, TFI has no TFI Plans or any employment or severance agreements with any of its employees.

              SECTION 3.16 Labor Matters. (i) TFI is not a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated; (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of M Campbell, threatened, with regard to employees of TFI; (iii) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect, or, to the knowledge of M Campbell, threatened against TFI; (iv) there are no campaigns being conducted by and/or to the employees of TFI to authorize representation by a labor organization; (v) TFI is not party to, or is not otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of TFI; (vi) TFI has not incurred any liability under, and has complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act; (vii) except as disclosed in Section 3.16 of the M Campbell Disclosure Schedule, TFI is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees and all applicable laws respecting employment practice, except where the failure to be in compliance with each such agreement, contract and policy would not, either singly or in the aggregate, have a Material Adverse Effect on TFI; and (vii) no charges with respect to, or relating to TFI are pending before the Equal Employment Opportunity Commission, or any corresponding state agency.

              SECTION 3.17 Environmental Matters.

              (a) Except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a Material Adverse Effect on TFI, to the knowledge of M Campbell:

                   (i) TFI holds, and is in compliance with and has been in compliance with for the last three years, all Environmental Permits, and is otherwise in substantial compliance and has been in substantial compliance for the last three years with, all applicable Environmental Laws and there is no condition that is reasonably likely to prevent or materially interfere prior to the Closing with compliance by TFI with Environmental Laws;

                   (ii) no modification, revocation, reissuance, alteration, transfer or amendment of any Environmental Permit, or any review by, or approval of, any third party of any Environmental Permit is required in connection with the execution or delivery of this Agreement or the consummation by Shareholder of the transactions contemplated hereby or the operation of the business of TFI on the date of the Closing;

                   (iii) TFI has not received any Environmental Claim, nor has any Environmental Claim been threatened against TFI;

                   (iv) TFI has not entered into, agreed to or is not subject to any outstanding judgment, decree, order or consent arrangement with any governmental authority under any Environmental Laws, including, without limitation, those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

                   (v) there are no circumstances that are reasonably likely to give rise to liability under any agreements with any person pursuant to which TFI would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law; and

                   (vi) there are no existing conditions that are reasonably
              likely to give rise to liability of TFI under any Environmental Laws.

              (b) For purposes of this Agreement, the terms below shall have the following meanings:

                   "Environmental Claim" means any written complaint, notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any person to TFI or any of its subsidiaries asserting liability or potential liability (including, without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location,
              (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or
              (iii) otherwise relating to obligations or liabilities of TFI under any Environmental Law.

                   "Environmental Permits" means all permits, licenses,
              registrations, exemptions and other governmental authorizations required under Environmental Laws for TFI to conduct its operations as presently conducted.

                   "Environmental Laws" means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to pollution or protection of the environment, to the extent and in the form that such exist at the date hereof.

                   "Hazardous Materials" means all hazardous or toxic
              substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, including but not limited to radioactive materials, regulated pursuant to any Environmental Laws.

              SECTION 3.18 Litigation. Except as set forth in Section 3.18 of the M Campbell Disclosure Schedule, there is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against TFI at law or in equity before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that would have a Material Adverse Effect on either TFI or, with respect to such matters that are pending or threatened as of the date hereof, materially impair the ability of Shareholder to perform his obligations hereunder or to consummate the Stock Purchase, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, board, bureau, agency, instrumentality or arbitrator to which Shareholder is subject that would have a Material Adverse Effect on TFI or, with respect to such items that are outstanding and applicable as of the date hereof, materially impair the ability of Shareholder to perform his obligations hereunder or to consummate the Stock Purchase.

              SECTION 3.19 Governmental Licenses and Permits; Compliance with Law. TFI has not received notice of any revocation or modification of any federal, state, local or foreign governmental license, certification, tariff, permit, authorization or approval, the revocation or modification of which would have a Material

Adverse Effect on TFI. To the knowledge of Shareholder, the conduct of the business of TFI complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto, except for violations or failures to comply, if any, that, individually or in the aggregate, would not have a Material Adverse Effect on TFI.

              SECTION 3.20 Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholder or TFI.

              SECTION 3.21 Bank Accounts. A complete list of each bank account maintained by TFI, including safe deposit boxes maintained by TFI, the account balances and the names of the persons authorized to draw down upon or have access thereto is set forth in Section 3.21 of the M Campbell Disclosure Schedule.

              SECTION 3.22 Distributions to Stockholders of TFI. Except as set forth in Section 3.23 of the M Campbell Disclosure Schedule, TFI, since December 31, 1997, has not declared, set aside or paid any dividends on, or made any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise made any payments to any of the stockholders of TFI other than salaries in the ordinary course of business and bonuses accrued on the December 31, 1997 balance sheet of TFI.

              SECTION 3.23 Workers' Compensation Claims. Except as set forth in
Section 3.23 of the M Campbell Disclosure Schedule, there are no workers' compensation claims pending or, to the knowledge of Shareholder, threatened against TFI.


                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

              SECTION 4.1 Fees and Expenses. All costs and expenses incurred by Lone Star in connection with this Agreement and the transactions contemplated hereby shall be paid by Lone Star; such costs and expenses incurred by TFI up to a maximum of $15,000 shall be paid by Lone Star and the balance, if any, shall be paid by Shareholder.

              SECTION 4.2 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Stock Purchase and the other transactions contemplated by this Agreement and the prompt satisfaction of the conditions hereto.

              SECTION 4.3 M Campbell Indemnification. On and after the date of Closing, Shareholder shall jointly and severally indemnify and hold Lone Star harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonable attorneys' fees of Lone Star), arising out of any breach of any representation, warranty, covenant or agreement on the part of Shareholder contained in this Agreement. The indemnification provided for in this Section 4.3 shall terminate and be of no further force and effect two years from the date of Closing, except as to any representation or warranty as to which a written notice of claim for indemnification has been given to M Campbell prior to the expiration of such two-year period.

              SECTION 4.4 Lone Star Indemnification.. On and after the date of Closing, Lone Star shall indemnify and hold Shareholder harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including reasonable attorneys fees of Shareholder) arising out of any breach of any representation, warranty, covenant or agreement on the part of Lone Star contained in this Agreement and any and all liabilities arising out of or related to the business or the operations of TFI, Lone Star or any successor thereof to the extent the liabilities arise out of, or are based upon, facts or events occurring after the Closing. The indemnification provided for in this
Section 4.4 shall terminate and be of no further force and effect two years from the date of Closing, except as to any representation or warranty as to which a written notice of claim for indemnification has been given to Lone Star prior to expiration of such two-year period.

              SECTION 4.5 Limitation on Indemnification Obligations. The parties shall have no liability for indemnification under this Article IV unless the total of the alleged costs, expenses or damages with respect to any individual matter exceeds $5,000 or the costs, expenses or damages arising out of multiple claims of less than $5,000 exceed $20,000 in the aggregate (the "Basket Amount"). The indemnification obligations of the parties pursuant to this
Article IV shall (a) in no event exceed the amount of the Stock Purchase Consideration (the "Maximum Indemnification Limitation"), and (b) except as set forth in Section 6.8 below, be the sole and exclusive remedy of the parties with respect to this Agreement. Notwithstanding the foregoing, neither the Basket Amount nor the Maximum Indemnification Limitation shall be applicable in respect of any actions, suits, demands, judgments, costs and expenses (including reasonable attorney's fees), arising out of, or based upon, a fraudulent representation by M Campbell or Lone Star in this Agreement or any claims for indemnification relating to unpaid or undisclosed Tax liabilities of TFI.

              SECTION 4.6 Employee Benefits. At Closing, all employee benefit plans and programs of TFI shall terminate, and, subject to all applicable laws, all vested rights and benefits of such benefit plans and programs shall be distributed to the eligible recipients in accordance with the terms of such plans.


                                    ARTICLE V

                   CONDITIONS PRECEDENT TO THE STOCK PURCHASE

              SECTION 5.1 Conditions to Each Party's Obligation to Effect the Stock Purchase. The respective obligations of each party to effect the Stock Purchase shall be subject to the fulfillment or waiver (where permissible) at or prior to the date of Closing of each of the following conditions:

              (a) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Stock Purchase or any of the other transactions contemplated hereby; provided that, in the case of any such decree, injunction or other order, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any decree, injunction or other order that may be entered.

              (b) Non-Competition Agreement. A Non-Competition Agreement in the form attached hereto as Exhibit A shall have been executed and delivered by PEC, Lone Star, and M Campbell.

              (c) Employment Agreement. An Employment Agreement in the form attached hereto as Exhibit B shall have been executed and delivered by Lone Star and M Campbell.

              (d) Bonus Payment. Prior to Closing, TFI shall have paid bonuses totaling $150,000 to Cindi Campbell, Steve Disharon and Steve Akins.

              (e) Annuity. Prior to Closing, TFI shall have made provision for an incentive compensation plan in the amount of $150,000 for the benefit of Cindi Campbell, Steve Disharon and Steve Akins.

              SECTION 5.2 Conditions to Obligation of Shareholder to Effect the Stock Purchase. The obligation of Shareholder to effect the Stock Purchase shall be subject to the fulfillment at or prior to the Closing of the following additional conditions; provided that Shareholder may waive any of such conditions in his sole discretion:

              (a) Performance of Obligations; Representations and Warranties. Lone Star shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing, each of the representations and warranties of Lone Star contained in this Agreement shall be true and correct on and as of the date of Closing as if made on and as of such date.

              (b) Officers' Certificate. Lone Star shall have furnished to Shareholder a certificate, dated the Closing, signed by an appropriate officer of Lone Star, certifying to the effect that, to his knowledge and belief, the conditions set forth in Section 5.1 and Section 5.2(a) have been satisfied in full.

              (c) Incentive Stock Options. PEC shall have granted incentive stock options under the Patterson Energy, Inc. 1993 Stock Incentive Plan to the following persons in the following amounts: Steve Akins - option to purchase 3,000 shares of common stock, $.01 share ("PEC Common Stock"); Cindi Campbell - option to acquire 1,000 shares of PEC Common Stock; Mark Campbell - option to acquire 4,000 shares of PEC Common Stock, and Steve Disharon - option to acquire 2,000 shares of PEC Common Stock, and Lone Star shall have included Steve Akins, Cindi Campbell and Steve Disharon as participants in the Lone Star deferred compensation plan.

              (d) Opinion of Baker & Hostetler, LLP. Shareholder shall have received an opinion of counsel from Baker & Hostetler, L.L.P., counsel to Lone Star, dated as of the Closing, substantially to the effect that:

                   (i) The incorporation, existence and good standing of Lone Star are as stated in this Agreement.

                   (ii) Lone Star has full power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Lone Star, and (assuming the due and valid authorization, execution and delivery by Shareholder) constitutes the legal, valid and binding agreement of Lone Star enforceable against Lone Star in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                   (iii) The execution and performance by Lone Star of this
              Agreement will not violate the Articles of Incorporation or Bylaws of Lone Star and, to the knowledge of such counsel, will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, or order or decree known to such counsel to which Lone Star is a party or to which it or any of its properties or assets may be bound.

                   (iv) The Non-Competition Agreement and Employment Agreement dated the date of Closing among Lone Star and M Campbell constitute the legal, valid and binding agreement of Lone Star enforceable against Lone Star in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity whether enforceability is considered in a proceeding in equity or at law.

                   (v) To the knowledge of such counsel, no consent approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of Lone Star for consummation of the transactions contemplated by this Agreement.

                   (vi) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened, against or affecting Lone Star by any Governmental Entity which seeks to restrain, prohibit or invalidate the transactions contemplated by the Agreement.

              In rendering such opinion, counsel for Lone Star may rely as to matters of fact upon the representations of officers of Lone Star contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the laws of the United States of America and the State of Texas.

             (e) Delivery of Stock Purchase Consideration. Lone Star shall have made delivery of the Stock Purchase Consideration.

              SECTION 5.3 Conditions to Obligations of Lone Star to Effect the Stock Purchase. The obligations of Lone Star to effect the Stock Purchase shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, provided that Lone Star may waive any such conditions in its sole discretion:

              (a) Performance of Obligations; Representations and Warranties. Shareholder shall have performed in all material respects each of his agreements contained in this Agreement required to be performed on or prior to the Closing and each of the respective representations and warranties of Shareholder contained in this Agreement shall be true and correct on and as of the Closing as if made on and as of such date.

              (b) Officers' Certificate. Shareholder shall have furnished to Lone Star a certificate, dated as of the Closing, certifying to the effect that, to the knowledge and belief of Shareholder, the conditions set forth in Section
5.1 and Section 5.3(a) have been satisfied.

              (c) Opinion of Davis, Hutchinson & Wilkerson, L.L.P. Lone Star shall have received an opinion of counsel from Davis, Hutchinson & Wilkerson, L.L.P., counsel to Shareholder and TFI, dated as of the Closing, substantially to the effect that:

                   (i) The incorporation, existence, good standing, and capitalization of TFI are as stated in this Agreement; the authorized shares of TFI Common Stock are as stated in this Agreement; all outstanding shares of TFI Common Stock are duly and validly authorized and issued, fully paid and non-assessable.

                   (ii) Shareholder has full power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Shareholder, and (assuming the due and valid authorization, execution and delivery by Lone Star) constitutes the legal, valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                   (iii) The execution and performance by Shareholder of this
              Agreement will not violate the Articles of Incorporation or Bylaws of TFI and, to the knowledge of such counsel, will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree known to such counsel to which either Shareholder or TFI is a party or to which him or it or any of his or its properties or assets may be bound.

                   (iv) The Non-Competition Agreement and Employment Agreement dated the date of Closing among Lone Star and M Campbell constitute the legal, valid and binding agreement of M Campbell enforceable against M Campbell in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity whether enforceability is considered in a proceeding in equity or at law.

                   (v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of either of M Campbell or TFI for consummation of the transactions contemplated by this Agreement.

                   (vi) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened, against or affecting either of M Campbell or TFI by any Governmental Entity which seeks to restrain, prohibit or invalidate the transactions contemplated by the Agreement.

              In rendering such opinion, counsel for M Campbell and TFI may rely as to matters of fact upon the representations of officers of TFI and M Campbell contained in any certificate delivered to such counsel and certificates of public officials. Such opinion shall be limited to the laws of the United States of America and the State of Texas.

              (d) Officer and Director Resignation Letters. Lone Star shall have received a resignation letter dated the date of the Closing from each of the directors and officers of TFI.

              (e) TFI Stock Certificates. Lone Star shall have received all of the certificates evidencing the TFI Common Stock duly endorsed to Lone Star.

              (f) Evidence of Insurability. M Campbell shall have provided Lone Star with proof that he is insurable with life insurance underwritten by Massachusetts Mutual Life Insurance Company in the face amount of at least $2 million.

              (g) Non-Competition Agreements. A Non-Competition Agreement in the form attached hereto as Exhibit C shall have been executed and delivered by each of the following persons: Steve Akins, Cindi Campbell and Steve Disharon.


                                   ARTICLE VI

                               GENERAL PROVISIONS

              SECTION 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a)  to Lone Star, to:
                       Lone Star Mud, Inc.
                       415 West Wall Street, Suite 530
                       Midland, Texas   79701
                       Facsimile:       (915) 684-7473
                       Attention:       Spencer D. Armour III
                                        President
              with copies to:
                               Patterson Energy, Inc.
                               4510 Lamesa Highway
                               P.O. Box 1416
                               Snyder, Texas   79550
                               Facsimile:       (915) 537-0281
                               Attention:       Cloyce A. Talbott
                                                Chairman and Chief
                                                Executive Officer

                               Thomas H. Maxfield, Esq.
                               Baker & Hostetler LLP
                               303 East 17th Avenue, Suite 1100
                               Denver, Colorado   80203-1264
                               Facsimile:       (303) 861-2307

              (b)      if to M Campbell, to:
                               Mark Campbell
                               6262 Weber, Suite 112
                               Corpus Christi, Texas   78413
                               Facsimile:       (512) 851-8155

              with copies to:
                               Marshall R. Wilkerson
                               Davis, Hutchinson & Wilkerson, L.L.P.
                               Frost Bank Plaza
                               802 N. Carancahua, Suite 1270
                               Corpus Christi, Texas 78470-0400
                               Facsimile:       (512) 882-1191

              SECTION 6.2 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated, and the words "hereof," "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" is used in this Agreement, they shall be deemed to be followed by the words "without limitation."

              SECTION 6.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

              SECTION 6.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties any rights or remedies hereunder; provided, however, that legal counsel for the parties hereto may rely upon the representations and warranties contained herein and in the certificates delivered pursuant to Sections 5.2(c) and 5.3(c).

              SECTION 6.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

              SECTION 6.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

              SECTION 6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

              SECTION 6.8 Enforcement of This Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

              IN WITNESS WHEREOF, Lone Star and M Campbell have executed this Agreement as of the date first written above.

                                    LONE STAR:

                                    LONE STAR MUD, INC.



                                    By: /s/ SPENCER D. ARMOUR III
                                       -----------------------------------------
                                             Spencer D. Armour III
                                             President



                                    M CAMPBELL:

                                        /s/ MARK CAMPBELL
                                       -----------------------------------------
                                              Mark Campbell

                                                                       EXHIBIT A




                             PATTERSON ENERGY, INC.,

                               LONE STAR MUD, INC.

                                       AND

                                  MARK CAMPBELL


                            NON-COMPETITION AGREEMENT


              THIS NON-COMPETITION AGREEMENT is made and entered into this day of September, 1998 (this "Agreement"), between and among PATTERSON ENERGY, INC., a Delaware corporation ("PEC"), Lone Star MUD, INC., a Texas corporation ("Lone Star") wholly-owned by PEC, and MARK CAMPBELL, an individual residing in Corpus Christi, Texas ("M Campbell").

                                    RECITALS:

              A. Simultaneously with the execution of this Agreement, (i) Lone Star and M Campbell have consummated the transactions contemplated by that certain Stock Purchase Agreement dated of even date herewith (the "Stock Purchase Agreement"), among Lone Star and M Campbell providing for, among other things, the acquisition by Lone Star from M Campbell of all of the outstanding capital stock of Tejas Fluids, Inc. ("TFI"), a Texas corporation wholly owned by M Campbell (the "Stock Purchase"); and (ii) Lone Star and M Campbell have entered into an employment agreement (the "M Campbell Employment Agreement").

              B. M Campbell is or was an officer, a director and a stockholder of TFI.

              C. The execution and delivery of this Agreement is a condition to the consummation of the Stock Purchase contemplated by the Stock Purchase Agreement, and the parties are entering into this Agreement in order to fulfill such condition.

              NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

              1. Period of Agreement. The period of this Agreement shall commence on the date hereof and remain in effect through the first to occur of
(a) termination of the M Campbell Employment Agreement (i) by Lone Star without "Cause" as that term is defined in Section 10(a) of the M Campbell Employment Agreement or (ii) by M Campbell as a result of a material breach of the M Campbell Employment Agreement by Lone Star pursuant to Section 10(b) thereof, or
(b) December 31, 2005, unless M Campbell is still in the employ of Lone Star on that date, in which event this Agreement shall terminate on the second anniversary of the termination of the employment of M Campbell with Lone Star (the "Non-Compete Period").

              2.   Covenant Not to Compete.

                   (a) M Campbell covenants and agrees that during the
              Non-Compete Period, M Campbell shall not, without the prior written consent of PEC and Lone Star, directly or indirectly, and whether as a principal or as an agent, officer, director, employee, consultant, or otherwise, alone or in association with any other person, carry on, be engaged, concerned, or take part in, render services to, or own, share in the earnings of, or invest in the stock, bonds, or other securities of, any person which is engaged in the drilling fluids business (the "Competitive Business") within the states of Texas, Louisiana, New Mexico and Oklahoma or in any other states in which Lone Star is conducting the Competitive Business at the time of termination of the M Campbell Employment Agreement; provided, however, that M Campbell may (i) invest in stock, bonds, or other securities of any Competitive Business (but without otherwise participating in the Competitive Business) if: (A) such stock, bonds, or other securities are listed on any national securities exchange or are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended; (B) the investment does not exceed, in the case of any class of capital stock of any one issuer, two percent (2%) of the issued and outstanding shares, or, in the case of bonds or other securities of any one issuer, two percent (2%) of the aggregate principal amount thereof issued and outstanding; and (C) such investment would not prevent, directly or indirectly, the transaction of business by PEC or Lone Star or any affiliate of PEC or Lone Star with any state, district, territory, or possession of the United States or any governmental subdivision, agency, or instrumentality thereof by virtue of any statute, law, regulation or administrative practice. The period of time during which M Campbell is prohibited from engaging in certain activities by this Section shall be extended by the length of time during which M Campbell is in breach of the terms of this section.

                   (b) It is understood by and between the parties hereto that the foregoing covenant by M Campbell not to enter into competition with PEC or Lone Star as set forth in Section 2(a) hereof is an essential element of this Agreement, the Stock Purchase Agreement and the M Campbell Employment Agreement and that, but for the agreement of M Campbell to comply with such covenant, Lone Star would not have agreed to enter into this Agreement, the Stock Purchase Agreement and the M Campbell Employment Agreement. PEC and Lone Star on the one hand and M Campbell on the other hand have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenant, with specific regard to the nature of the business conducted by PEC and Lone Star and their respective affiliates. M Campbell agrees that such covenant is reasonable in scope, geographic area, and duration.

              3. Restrictions on Soliciting Business of PEC and Lone Star. M Campbell further covenants and agrees that during the Non-Compete Period, M Campbell will not, either for himself or for any other person or entity, directly or indirectly, engage in any of the following activities in a Competitive Business without the express prior written consent of PEC and Lone
Star:

                   (a) Solicit or hire any of the employees of PEC or Lone Star or solicit or take away any of PEC's or Lone Star's customers, lessors, or suppliers or attempt any of the foregoing;

                   (b) Acquire or attempt to acquire rights providing any
              product or service in a Competitive Business within the territory described in Section 2 hereof; or

                   (c) Engage in any act which would interfere with or harm any business relationship PEC or Lone Star has with any customer, lessor, employee, principal or supplier.

              4. Specific Performance. Without intending to limit the remedies available to PEC or Lone Star, M Campbell acknowledges that PEC or Lone Star will have no adequate remedies at law if M Campbell violates the terms of
Section 2 or 3, hereof. In such event, M Campbell agrees that PEC or Lone Star shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction specific performance of such Sections of this Agreement or injunctive relief to restrain any breach or threatened breach thereof. Nothing herein shall be construed as prohibiting PEC or Lone Star from pursuing any other remedies available to PEC or Lone Star (whether at law or in equity) for such breach or threatened breach, including, without limitation, the recovery of monetary damages from M Campbell.

              The provisions of this Section 4 shall survive the expiration, termination or cancellation of this Agreement.

              5. Attorneys Fees and Costs. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and necessary expenses in addition to any other relief to which that party may be entitled. This provision is applicable to this entire Agreement.

              6.   Representations and Warranties of PEC, Lone Star and M
Campbell.

                   (a) Representations and Warranties of PEC and Lone Star. PEC
              and Lone Star hereby jointly and severally represent and warrant to M Campbell that: (i) they have all requisite power to enter into and perform their obligations under this Agreement; (ii) this Agreement has been duly and validly authorized by all necessary corporate action on the part of PEC and Lone Star; (iii) the execution of this Agreement by PEC and Lone Star and performance of their obligations hereunder do not require the consent or approval of any other party; and (iv) this Agreement is a valid and binding obligation of PEC and Lone Star.

                   (b) Representations and Warranties of M Campbell. M Campbell
              hereby represents and warrants to PEC and Lone Star that: (i) M Campbell has the capacity and power to enter into and perform the obligations of M Campbell under this Agreement; (ii) M Campbell has duly and validly executed this Agreement; (iii) the execution of this Agreement and performance of obligations of M Campbell hereunder do not require the consent or approval of any other party; and (iv) this Agreement constitutes a valid and binding obligation of M Campbell.

              7.   General Provisions.

                   (a) Compliance with Laws. The parties agree that they will comply with all applicable laws and regulations of government bodies or agencies in their respective performance of their obligations under this Agreement.

                   (b) Governing Law and Construction. This Agreement will be governed by and construed in accordance with the laws of the State of Texas without reference to its conflict-of-laws principles. This Agreement's final form resulted from review and negotiations among the parties and their attorneys, and no part of this Agreement should be construed against any party on the basis of authorship.

                   (c) Forum for Dispute Resolution. If any dispute arises among the parties concerning the interpretation or performance of any portion of this Agreement which the parties are unable to resolve themselves, and any party brings an action against any other party seeking a declaratory order, specific performance, damages, or any other legal or equitable relief based on this Agreement, the parties agree that the forum for any such action shall be an appropriate federal or state court in Texas having jurisdiction, agree that venue will be proper in such courts, and waive any objections based on inconvenience of the forum, and further agree that the prevailing party in any such action, as determined by the court, shall be awarded its reasonable attorneys' fees and costs in addition to any relief or judgment the court awards.

                   (d) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes any previous oral or written communications, representations, understandings or agreements with respect thereto. The terms of this Agreement may be modified only in a writing, signed by authorized representatives of both parties.

                   (e) Assignability. The rights and duties of any party under this Agreement shall not be assignable by such party except that this Agreement and all right and obligations hereunder may be assigned by Lone Star or PEC to, and assumed by, any corporation or other business entity which succeeds to all or substantially all of the assets and business of Lone Star or PEC, as the case may be, through merger, consolidation, acquisition of assets or other corporate reorganization.

                   (f) Waiver. A waiver of a breach or default under this
              Agreement will not constitute a waiver of any other breach or default. Failure or delay by either party to enforce compliance with any term or condition of this Agreement will not constitute a waiver of such term or condition.

                   (g) Severability. If any provision of this Agreement is
              declared to be invalid, the parties agree that such invalidity will not affect the validity of the remaining provisions of this Agreement, and further agree, to the extent possible, to substitute for the invalid provision a valid provision that approximates the intent and economic effect of the invalid provision as closely as possible.

                   (h) Headings. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                   (i) Notice. Any notice, request, consent, demand or other
              communication required to be given under this Agreement will be in writing and will be given personally, by facsimile or by mailing the same, first-class, postage prepaid to the appropriate address and facsimile number set forth below or to such other person or at such other address as may hereafter be designated by like notice. Notices by mail will be considered delivered and become effective three days after the mailing thereof. All notices by facsimile will be considered delivered and become effective immediately upon the confirmed (by answer back or other tangible printed verification or successful receipt) sending thereof.

              To PEC:
                       Patterson Energy, Inc.
                       4510 Lamesa Highway
                       P.O. Drawer 1410
                       Snyder, Texas   79550
                       Facsimile:  (915) 573-0281
                       Attention:    Cloyce A. Talbott
                                     Chairman and Chief Executive Officer


              To Lone Star:

                       Lone Star Mud, Inc.
                       415 West Wall Street, Suite 530
                       Midland, Texas   79701
                       Facsimile:  (915) 684-7446
                       Attention:    Spencer D. Armour III
                                     President

              To M Campbell:

                       Mark Campbell
                       6262 Weber, Suite 112
                       Corpus Christi, Texas   78413
                       Facsimile:  (512) 851-8155

                   (j) Counterparts. This Agreement may be executed in
              counterparts and by the parties hereto in separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                   (k) Effective Time. This Agreement shall become effective
              simultaneously with the Closing (as defined in the Stock Purchase Agreement) of the Stock Purchase.

              IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective representatives as of the day and year first above written.

                            "PEC"

                            PATTERSON ENERGY, INC.


                            By:
                               -------------------------------------------------
                                      James C. Brown
                                      Vice President and Chief Financial Officer



                            "LONE STAR"

                            LONE STAR MUD, INC.


                            By:
                               -------------------------------------------------
                                      Spencer D. Armour III
                                      President



                            "M CAMPBELL"


                               -------------------------------------------------
                                      Mark Campbell

                                                                       EXHIBIT B

                              EMPLOYMENT AGREEMENT


              THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of September __, 1998, by and between LONE STAR MUD, INC., a Texas corporation (hereinafter referred to as "Employer") wholly owned by Patterson Energy, Inc., a Delaware corporation ("PEC"), and MARK CAMPBELL of Corpus Christi, Texas (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

              WHEREAS, Employee was employed by TEJAS FLUIDS, INC. ("TFI"), a Texas corporation, from the inception of TFI through the consummation on this date of the purchase by Employer from Employee of all of the outstanding capital stock of TFI (the "Stock Purchase") pursuant to the terms of the Stock Purchase Agreement dated of even date herewith between Employer and Employee (the "Stock Purchase Agreement");

              WHEREAS, Employer desires to continue to employ Employee.

              NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, Employee and Employer hereby agree as follows:

              1. Employment. Employer agrees to employ Employee as South Texas and Texas Gulf Coast Regional Manager, subject to the terms and conditions hereinafter set forth. Employee hereby accepts such employment and agrees that he will, during the continuance hereof, devote his full time and attention and abilities to the duties of employment assigned to him by the Vice President of Operations or President of Employer.

              2. Term. The term of this Agreement shall begin on the date of this Agreement and shall end on December 31, 2003, subject to the terms and conditions hereinafter contained.

              3. Place of Employment. Employer agrees that Employee will have his principal office at and will perform his principal duties at Employer's field office, located in Corpus Christi, Texas. Notwithstanding the foregoing, Employee acknowledges that it may be necessary from time to time for him in the performance of his duties, to travel on behalf of the Company and to perform such duties while temporarily away from his principal office.

              4. Compensation. As compensation to Employee for his performance of the services required hereunder, and for his acceptance of the responsibilities herein contained, and for his performance of all the additional obligations of employment, Employer agrees to pay and Employee agrees to accept the following salary, other compensation and benefits, in addition to any other compensation and benefits under this Agreement:

              (a) Salary. Employee shall be entitled to receive a salary payable monthly at an annual rate of $90,000.

              (b) Bonus. For each year of employment of Employee with Employer under this Agreement beginning with the year ended December 31, 1999, that the "Incentive Goals" (as defined below) relating to sales of drilling fluids in Region I (as defined below) are met, Lone Star will pay a cash bonus to Employee of 33% of the "Region I Net Profit" (as defined below) up to a maximum bonus for that year of $500,000. Such bonus, if payable for a particular year, will be paid on or before March 31 of the following year. The calculation of the various amounts necessary to determine whether the bonus for a particular year is payable and, if so, the amount of the bonus, will be based on generally accepted accounting principles. For purposes of the bonus:

                   "Base Year" means the trailing 12 months ending December 31,
              1998.

                   "Incentive Goals" means both (i) a growth in Region I Gross
              Sales (as defined below) for each calendar year of at least year,25% over the Base Year compounded annually, and (ii) a Region I Net Profit (as defined below) of at least 15% of Region I Gross Sales for the calendar year in question. For example, if Region I Gross Sales for the Base Year were $1,000,000, Region I Gross Sales for the year ending December 31, 1999 must be at least $1,250,000, Region I Gross Sales for the year ending December 31, 2000 must be at least $1,562,500, Region I Gross Sales for the year ending December 31, 2001 must be at least $1,953,125, Region I Gross Sales for the year ending December 31, 2022 must be at least $2,441,406, and Region I Gross sales for the year ending December 31, 2003 must be at least $3,051,758.

                   "Region I" means the South Texas and Texas Gulf Coast region consisting of Texas Railroad Commission Districts 1 (excluding Val Verde, Edwards and Maverick Counties), 2, 3 and 4, and all international sales of Ultralube II generated by Employee.

                   "Region I Gross Profit" means the amount determined by
              subtracting day-to-day Region I operating expenses (excluding interest, taxes and depreciation) for the current calendar year on an accrual basis from net sales (gross sales less cost of goods sold) of drilling fluids for that year within Region I.

                   "Region I Gross Sales" means all revenues received by
              Employer from the sale of drilling fluids in Region I by employees of Employer including, but not limited to, Employee.

                   "Region I Net Profit" means the amount determined by
              subtracting the sum of the Quarterly Region I Allocable Share of Sales Overhead and Corporate Overhead (as defined below) for a current calendar year from Region I Gross Profit for that year.

                   "Quarterly Region I Allocable Share of Sales and Corporate
              Overhead" means the ratio of Region I Gross Sales to Total Regional Gross Sales, determined on a calendar quarter basis using Region I Gross Sales and Total Regional Gross Sales for the three-month period immediately preceding such calendar quarter, multiplied by the sum of Sales Overhead and Corporate Overhead using Sales Overhead and Corporate Overhead for such three-month period.

                   "Total Regional Gross Sales" means the sum of all revenues received by Lone Star from the sale of drilling fluids by employees of Lone Star including, but not limited to, Employee, in Region I, Midcontinent region and Permian Basin region and in any other regions in which drilling fluids are sold by Employer.

                   "Sales Overhead" means expenses associated with the drilling fluids sales operations of Employer.

                   "Corporate Overhead" means the expenses associated with the day-to-day operations of Employer, including Employer's proportionate share of the overhead of PEC, but excluding Sales Overhead and interest, taxes and depreciation.

                   (c) Further Benefits. Employee shall be entitled to
              participate, as long as he is employed by Employer, in all employee benefit plans of Employer or of PEC for employees of PEC and subsidiaries of PEC.

              5. Vacations. Employee shall be entitled each calendar year to a vacation or vacations aggregating a total of __ working days (or a pro rata number of working days for any period less than a calendar year) and such public holidays as are provided by Lone Star to other employees of Employer; provided that such number of working days for the first calendar year ending December 31, 1998, shall be reduced by the number of vacation days taken by Employee between January 1, 1998, and the date of this Agreement. Employer and Employee shall mutually agree as to when Employee may take his vacation or vacations. Unused vacation time shall not be carried forward to subsequent years.

              6. Expenses. Employer shall pay or reimburse Employee for reasonable or necessary out-of-pocket expenses incurred by Employee in conjunction with the performance of his duties hereunder; provided that such expenses are properly documented in accordance with normal procedures of Employer.

              7. Confidentiality. Employee acknowledges that information used by PEC and its subsidiaries, including Employer, in the conduct of their respective business is confidential information which is the sole and exclusive property of PEC and its subsidiaries. Employee agrees that he will not, during the term of this Agreement or at any time after the termination hereof, disclose any of such confidential information to any third party or use such confidential information in any way to compete with or to act in any other way adverse to Employer and its subsidiaries. Provisions of this paragraph shall not however apply to information which is or which becomes available to the general public through no fault of Employee. Upon termination of Employee's employment hereunder, regardless of the reason for such termination, Employee agrees promptly to deliver all tangible materials constituting confidential information and all other property of PEC and its subsidiaries, including Employer, to PEC.

              8 Enforcement. The parties agree that upon any violation of the provisions of paragraph 7 hereof, monetary damages would be inadequate and difficult to ascertain. The parties therefore agree that upon the existence of any such violation or threatened violation, provided that Employer is not then in default hereunder, Employer may obtain a temporary restraining order, preliminary injunction or other appropriate that constitutes a felony in the jurisdiction involved not subject to further appeal or review, if such \conviction or plea is injurious to Employer.

              9. Withholding of Appropriate Taxes. It is understood and agreed by the parties hereto that Employer shall withhold appropriate taxes from compensation and with respect to any other economic benefits herein provided when such withholding is, in the reasonable judgment of Employer, required by law or regulation.

              10. Termination.

                  (a) By Employer. Employer may terminate this Agreement only for Cause (as defined below) upon 30 days prior written notice to Employee.

                      (i) If the written notice is issued, such notice shall specify that termination is being made for Cause and it shall state the basis therefor.

                      (ii) For purposes of this Agreement, termination for
                  "Cause" shall mean termination because of:

                           a. The continued failure by Employee to substantially
                      perform or the gross negligence in the performance of his duties hereunder after the Board of Directors of Employer has made a written demand for performance which specifically identifies the manner in which it believed that Employee has not substantially performed his duties.

                           b. The commission by Employee of a willful act of
                      dishonesty or misconduct which is injurious to Employer, or the breach of a fiduciary duty to Employer.

                           c. A conviction or a plea of guilty or nolo
                      contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved not subject to further appeal or review, if such conviction or plea is injurious to Employer.

                           d. The commission by Employee of an act of substance
                      abuse.

                  (b) By Employee. Employee shall have the right to terminate this Agreement only: (i) for cause, limited to a material breach of this Agreement by Employer which remains uncured after reasonable notice; or (ii) if both A. Glenn Patterson and Spencer
              D. Armour cease being employees of PEC and/or Employer.

              11.  Miscellaneous.

                   (a) The rights and duties of either party under this
              Agreement shall not be assignable by either party except that this Agreement and all rights and obligations hereunder may be assigned by Employer to, and assumed by, any corporation or other business entity which succeeds to all or substantially all of the assets and business of Employer through merger, consolidation, acquisition of assets or other corporate reorganization.

                   (b) This Agreement shall be governed by, construed, applied and enforced in accordance with the laws of the State of Texas except that no doctrine of choice of law shall be used to apply any law other than that of Texas, and no defense, counterclaim or right of set-off given or allowed by the laws of any other state or jurisdiction, or arising out of the enactment, modification or repeal of any law, regulation, ordinance or decree of any foreign jurisdiction, be interposed in any action hereon. Subject to
              Section 11(c) below, Employee and Employer agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in the courts of the state of Texas or the United States District Courts in Dallas, Texas. Employee and the Company consent to such jurisdiction, agree that venue will be proper in such courts and waive any objections based upon forum non conveniens. The choice of forum set forth in this Section 11 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce same in any other jurisdiction.

                   (c) Employee or Employer agree that any dispute between or among the parties to this Agreement relating to or in respect of this Agreement, its negotiation, execution, performance, subject matter, or any course of conduct or dealing or actions under or in respect of this Agreement, shall be submitted to, and Resolved exclusively pursuant to arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Such arbitration shall take place in Dallas, Texas, and shall be subject to the substantive law of the State of Texas. Decisions pursuant to such arbitration shall be final, conclusive and binding on the parties subject to confirmation, modification or challenge pursuant to 9 U.S.C. Section 1 et. seq. Upon the conclusion of arbitration, Employee or Employer may apply to any court of the type described in

              Section 10(b) above to enforce the decision pursuant to such arbitration. In connection with the foregoing, the parties hereby waive any rights to a jury trial to resolve any disputes or claims relating to this Agreement.

                   (d) This Agreement and all provisions hereof shall bind and inure to the benefit of Employer, Employee and their respective personal representatives, heirs, successors and assigns.

                   (e) This Agreement and all questions arising hereunder shall be governed by the laws of the State of Texas.

                   (f) If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severed or enforced to the extent possible and such invalidity, illegality or unenforceability shall not affect the remainder of this Agreement.

                   (g) This Agreement supersedes any prior agreements or
              understandings, oral or written, with respect to employment of Employee and constitutes the entire agreement with respect thereto. This Agreement may be amended or modified only by written agreement subscribed to by both of the parties hereto.

                   (h) The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

                   (i) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopier (with a confirmation copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                       (i)     To Employee, to:

                               Mark Campbell
                               6262 Weber, Suite 112
                               Corpus Christi, , Texas 78413
                               Facsimile: (512) 851-8155

                       (ii)    To Employer, to:

                               Lone Star Mud, Inc.
                               415 West Wall Street, Suite 530
                               Midland, Texas   79701
                               Facsimile: (915) 684-7446
                               Attention: Spencer D. Armour III
                                          President

                       with copies to:

                               Patterson Energy, Inc.
                               4510 Lamesa Highway
                               P.O. Box 1416
                               Snyder, Texas   79550
                               Facsimile: (915) 573-0281
                               Attention: Cloyce A. Talbott
                                          Chairman and Chief Executive Officer

                   (j) This Agreement shall become effective simultaneously with the Closing (as defined in the Stock Purchase Agreement) of the Stock Purchase.


         IN WITNESS WHEREOF, Employee and Employer have duly executed this Agreement.

                                    EMPLOYER:

                                    LONE STAR MUD, INC., a Texas corporation



                                    By:
                                       ---------------------------------------
                                                 Spencer D. Armour III
                                                 President



                                    EMPLOYEE:



                                       ---------------------------------------
                                                 Mark Campbell